                                                                Exhibit 5


                            BOSE McKINNEY & EVANS LLP
                            2700 First Indiana Plaza
                          135 North Pennsylvania Street
                           Indianapolis, Indiana 46240
                                 (317) 684-5000


February 28, 2001

Duke-Weeks Realty Limited Partnership
8888 Keystone Crossing, Suite 1200
Indianapolis, Indiana  46240

Dear Sirs:

We are acting as counsel to Duke-Weeks Realty Limited Partnership, an Indiana limited Partnership (the "Partnership"), in connection with the shelf registration by the Partnership of debt securities of the Partnership pursuant to a Registration Statement, file no. 333-37920 (the "Registration Statement"), on Form S-3 under the Securities Act of 1933, as amended. The Partnership has filed a prospectus supplement (the "Prospectus Supplement") relating to the offering of up to $175,000,000 in aggregate principal amount of 6.95% Senior Notes due 2011 (the "Notes"). This opinion letter is supplemental to the opinion letter filed as Exhibit 5 to the Registration Statement, as amended.

We have examined photostatic copies of the Second Amended and Restated Articles of Incorporation, as amended, and Second Amended and Restated Bylaws of Duke-Weeks Realty Corporation, the sole general partner of the Partnership (the "Company"), and of the Partnership's Second Amended and Restated Agreement of Limited Partnership, as amended, the indenture and supplemental indenture pursuant to which the Notes are to be issued (together, the "Indenture") and such other documents and instruments as we have deemed necessary to enable us to render the opinion set forth below. We have assumed the conformity to the originals of all documents submitted to us as photostatic copies, the authenticity of the originals of such documents, and the genuineness of all signatures appearing thereon. As to various questions of fact material to our opinions, we have relied upon certificates of, or communications with, officers of the Company as general partner of the Partnership, including but not limited to a certificate of the Secretary of the Company rendered in connection with the closing of the sale of the Notes as to action taken by or on behalf of the Board of Directors of the Company.

Based upon and subject to the foregoing, it is our opinion that:

(1) The issuance of the Notes has been duly authorized by the Company as general partner of the Partnership.

Duke-Weeks Realty Limited Partnership
February 28, 2001
Page 2


(2) When (a) the applicable provisions of the Securities Act of 1933 and such state "blue sky" or securities laws as may be applicable have been complied with and (b) the Notes have been issued and delivered for value as contemplated in the Registration Statement and duly authenticated by the trustee under the Indenture, the Notes will be duly and validly issued and will constitute legal, valid and binding obligations of the Partnership, enforceable against the Partnership in accordance with their terms, except insofar as enforceability thereof may be limited by usury, bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally or general principles of equity.

We do not hold ourselves out as being conversant with the laws of any jurisdiction other than the federal laws of the United States and the laws of the State of Indiana and, therefore, this opinion is limited to the laws of those jurisdictions.

No person or entity other than you may rely or claim reliance upon this opinion. This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Bose McKinney & Evans LLP